PHOENIX ANNOUNCES HIGHER-THAN-EXPECTED Q1 REVENUES AND INCREASED FULL YEAR GUIDANCE

—MAJOR NEW CONTRACTS AND HIGH GLOBAL MOBILE PC GROWTH FUEL IMPROVED OUTLOOK—

MILPITAS, CA: January 7, 2008 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems firmware, announced today that it expects its first quarter revenues and cash balances to exceed analyst expectations. The Company said it expects to report revenue for the quarter ended December 31, 2007 of between $16.8 million and $17.2 million and end-of-quarter cash and cash-equivalent balances in excess of $70 million, up more than $7.3 million from the prior quarter’s level.

“We have had a remarkably successful quarter in terms of both sales and cash flow, and have dramatically increased our total order backlog,” said Woody Hobbs, President and CEO of Phoenix Technologies. “We executed new long-term volume purchase agreements with many of our key customers and as a result, our total backlog at the end of calendar 2007 exceeded $52 million, an increase of more than $30 million from the year ago level. This backlog reflects numerous new agreements including long-term contracts with some of our largest customers such as Samsung, Quanta, Compal, Wistron and Inventec.”

“We anticipate that approximately half of this total backlog will be reflected as revenue during the remainder of fiscal year 2008 and we therefore now expect not only that our first quarter revenue will be approximately 75% above the year ago quarter, but that our full fiscal year revenue will be approximately $70 million, or almost 50% above fiscal year 2007,” added Mr. Hobbs.

The Company also announced that several of the new contracts which have been executed with its key customers include provisions which will terminate fully paid-up licenses that had been entered into prior to the arrival of the Company’s new management team in September 2006.

“The growth in global sales of mobile PCs is occurring at a higher rate than previously expected, and these new contract terms should also increase our billable units,” stated Mr. Hobbs. “Additionally, our engineering team has done an excellent job of demonstrating our support for the next generation of Intel and AMD processors, and this has contributed to our success at executing long-term agreements with so many of our major customers.”

“The combination of these three factors — new major contracts, mobile PC market growth and engineering excellence —  give us not only the improved expectations for current year results that are reflected in our updated guidance, but also enhanced confidence in the longer term prospects for our core system firmware business. We continue to be excited as well about our prospects for success with the new products we recently announced,” concluded Mr. Hobbs.

The Company said that it currently expects to release its final results for the quarter ended December 31, 2007 and to hold its quarterly investor call on January 22, 2008.

About Phoenix Technologies

Phoenix Technologies Ltd. (Nasdaq: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions that will help them differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products, AwardCore, SecureCore, FailSafe and HyperSpace, are revolutionizing the PC user experience by delivering unprecedented security, reliability and ease-of-use. The Company established industry leadership with its original BIOS product in 1983, has 155 technology patents and 139 pending applications, and has shipped in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com

Phoenix, Phoenix Technologies, HyperSpace and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

Safe Harbor

With the exception of historical information, the statements set forth above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s Q1 revenue and cash balances and full fiscal year 2008 revenue, the growth of the mobile PC market, continued execution excellence by the Company’s engineering team and the prospects of our recently announced products. These statements involve risk and uncertainties, including: our dependence on key customers; our ability to successfully enhance existing products and develop and market new products and technologies; our ability to meet our capital requirements in the long-term and maintain positive cash flow from operations; our ability to attract and retain key personnel; product and price competition in our industry and the markets in which we operate; our ability to successfully compete in new markets where we do not have significant prior experience; end-user demand for products incorporating our products; the ability of our customers to introduce and market new products that incorporate our products; risks associated with any acquisition strategy that we might employ; results of litigation; failure to protect our intellectual property rights; changes in our relationship with leading software and semiconductor companies; the rate of adoption of new operating system and microprocessor design technology; risks associated with our international sales and operating internationally, including currency fluctuations, acts of war or terrorism, and changes in laws and regulations relating to our employees in international locations; whether future restructurings become necessary; our ability to increase the number of volume purchase agreements and pay-as-you-go arrangements with customers; any material weakness in our internal controls over financial reporting; changes in financial accounting standards and our cost of compliance; the effects of any software viruses or other breaches of our network security, power shortages and unexpected natural disasters; trends regarding the use of the x86 microprocessor architecture for personal computers and other digital devices; and changes in our effective tax rates. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this document are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Investor Relations Contacts:

Phoenix Technologies Ltd.
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1000
investor_relations@phoenix.com

Sapphire Investor Relations
Erica Mannion
Tel. +1 212 766 1800 x 203
Investor_relations@phoenix.com

SOURCE: Phoenix Technologies Ltd.